Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of July 6, 2015 (the “Effective Date”), by and among Bradley Lukow (“Consultant”) and 99 Cents Only Stores LLC (the “Company”).

RECITALS

WHEREAS, Consultant was formerly the Chief Financial Officer, Secretary and Treasurer of the Company.

WHEREAS, the Company desires to engage Consultant as an independent contractor to provide the Services described herein.

THEREFORE, the Company and Consultant agree as follows:

ARTICLE I
CONSULTING ENGAGEMENT

1.1                   Services.

(a)                                 The Company hereby engages Consultant to perform, and Consultant agrees to perform, the following services (the “Services”) to the extent requested by the President and Chief Executive Officer (which may include the Interim President and Chief Executive Officer) (“CEO”) of the Company during the Term (as defined below), for and to the benefit of the Company (the “Engagement”):

(i)                                     Providing transition services to the incoming Chief Financial Officer (the “CFO”) to the extent requested by the CEO;

(ii)                                  Preparing a weekly status report for the Company in form and substance agreed to by Consultant and the CEO; and

(iii)                               Other services as reasonably requested by the CEO.

(b)                                 Consultant agrees that proper performance of the Services will require between five and ten hours of his business time each week.  Consultant and the Company agree that Consultant is required to provide less than 20% of the average level of services performed during the term of Consultant’s employment with the Company.

(c)                                  Consultant shall observe all rules, policies and practices of the Company applicable to independent contractors.  The Company shall own all data, information, and other work developed or obtained by Consultant pursuant to this Agreement.  Consultant shall be solely responsible for obtaining any workers compensation insurance or similar insurance or disability coverage for himself, and Consultant waives all rights to recovery from the Company or any of its affiliates, or coverage pursuant to the Company’s or any of its affiliates’ insurance policies for, any injuries that Consultant sustains while performing services for or on behalf of the Company or its affiliates.

(d)                                 Consultant may not use the name logos, trademarks, or depictions of the Company or any of its affiliates or any variation thereof in any promotional, advertising or marketing literature, or in any other way.

(e)                                  During the Term, Consultant shall (i) not directly or indirectly discuss the Company or any of its affiliates with any vendor, supplier, lender, partner, insurer or prospective employee of the Company or any of its affiliates, except as expressly approved by the CEO, and (ii) promptly inform the CEO of all communications with any such vendor, supplier, lender, partner, insurer or prospective employee.

1.2                   Consulting Fee.  As consideration for the Services, the Company shall compensate Consultant at the rate of $3,000.00 per month (the “Monthly Consulting Fee”) during the Term (pro-rated for any partial months), payable in arrears beginning on the 30th day following the Effective Date; provided that the Company shall have the right to withhold or offset such amounts to satisfy Consultant’s obligations pursuant to Section 1.3(a).

1.3                   Signing Bonus Repayment.  Consultant acknowledges that pursuant to the terms of the Offer Letter dated October 9, 2014 and the Term Sheet attached thereto, Consultant is required to repay his Signing Bonus of $550,000 (the “Signing Bonus”) to the Company within 60 days following June 21, 2015.  Notwithstanding the foregoing, Consultant shall be required to repay the Signing Bonus as follows:

(a)                                 Consultant shall pay the full Monthly Consulting Fee to the Company each month during the Term toward repayment of the Signing Bonus.

(b)                                 If (i) the Engagement is terminated by the Company pursuant to Section 2.2(a)(ii), by Consultant pursuant to Section 2.3, or upon expiration of the Engagement pursuant to Section 2.4 and (ii) Consultant executes, and does not revoke, a valid release of claims in favor of the Company in the form attached hereto as Exhibit A within 30 days following the Termination Date (the “Release”), Consultant shall not be required to repay the portion of the Signing Bonus remaining after application of the Monthly Consulting Fee pursuant to Section 1.3(a).

(c)                                  If (i) the Engagement is terminated by the Company pursuant to Section 2.2(a)(i) or (ii) Consultant fails to execute, or executes and then revokes, the Release within 30 days following the Termination Date Consultant shall be required to repay the portion of the Signing Bonus remaining after application of the Monthly Consulting Fee pursuant to Section 1.3(a), within 60 days of the Termination Date.

1.4                   Expense Reimbursement.

(a)                                 The Company shall reimburse Consultant in accordance with the Company’s standard policies and procedures for all documented reasonable out-of-pocket expenses that have been incurred (i) with the written pre-approval of the CEO, (ii) during the Term and (iii) in connection with the provision of the Services.  Consultant shall not use any facilities, funds, or equipment owned or administered by the Company or any of its affiliates in the performance of the Services, and shall not be entitled to any reimbursement for the use of his own facilities and equipment.

(b)                                 All expense reimbursement will be subject to the Company’s expense reimbursement policies as the same are in effect from time to time.

1.5                   Status of Consultant as Independent Contractor.  Consultant shall operate as an independent contractor to the Company. This Agreement shall not create, or be construed to create, any association, partnership, joint venture, employee or agency relationship between Consultant, on the one hand, and the Company, on the other.  Consultant shall not directly or indirectly represent himself as (or otherwise imply that he is) a partner, member, principal, officer, employee, or agent of the Company or any of its affiliates.  Without limiting the foregoing:

(a)                                 Subject to the terms and conditions of this Agreement, Consultant shall retain discretion over the methods, details, means, techniques and procedures by which the Services are rendered, as long as the objectives set forth in Section 1.1(a) are met in a manner satisfactory to the Company.

(b)                                 Consultant is not eligible for, and Consultant hereby waives any claim to, wages, incentive compensation, profit sharing participation, stock options, other equity awards, health coverage and any other benefits provided to employees of the Company or any of its affiliates, including the stock options granted to Consultant pursuant to its 2012 Stock Incentive Plan and the Non-Qualified Stock Option Agreement between Consultant and Number Holdings, Inc. dated February 5, 2015.  Concurrently with the execution of this Agreement, Consultant shall execute the acknowledgement attached hereto as Attachment I.

(c)                                  If applicable, Consultant will receive an IRS 1099 statement and related tax statements. Consultant will file all required tax returns and pay all taxes (including, without limitation,  estimated taxes, self-employment and all other taxes, fees, additions to tax, interest and penalties that may be assessed, imposed, or incurred as a result of the Monthly Consulting Fees or other compensation provided hereunder) in accordance with all provisions of applicable law.  At the Company’s request, Consultant shall provide proof of required tax payments.

1.6                   No Commitments.  Consultant shall not have the power or authority (and shall not hold himself out as having the power or authority) to enter into contracts, agreements or understandings, or to borrow money or incur debts or liabilities, on behalf of the Company or any of its affiliates.

1.7                   Representations. Consultant represents and warrants that (a) he has the right, power and authority to enter into this Agreement and to perform fully all of his obligations hereunder and (b) its execution, delivery and performance of this Agreement and the performance of the Services by Consultant do not and will not conflict with or result in any breach or default under any other agreement of Consultant.

ARTICLE II
TERM AND TERMINATION

2.1                   Term.

(a)                                 Definitions.

(i)                                     “Term” means the period from the Effective Date through the Termination Date.

(ii)                                  “Expiration Date” means June 21, 2016.

(iii)                               “Termination Date” means the Expiration Date, or if earlier, the date of termination of the Engagement pursuant to Section 2.2, 2.3 or 2.4 or otherwise.

(iv)                              “Cause” means:

(A)                               Consultant’s (x) being indicted for or charged with a felony under United States or applicable state law (or Canadian law equivalent) or (y) conviction of, or plea of guilty or nolo contendere to a misdemeanor where imprisonment is imposed (other than for a traffic-related offense);

(B)                               perpetration by Consultant of an illegal act, dishonesty, or fraud that could cause economic injury to the Company or any of its affiliates or any act of moral turpitude by Consultant;

(C)                               Consultant’s insubordination or refusal to perform his duties or responsibilities for any reason other than illness or incapacity or unsatisfactory performance of his duties for the Company or any of its affiliates;

(D)                               willful and deliberate failure by Consultant to perform Consultant’s duties;

(E)                                Consultant’s willful misconduct or gross negligence with regard to the Company or any of its affiliates;

(F)                                 Consultant’s unlawful appropriation of a material corporate opportunity of the Company or any of its affiliates; or

(G)                               Consultant’s breach of any agreement with the Company or any of its affiliates, including the Fair Competition Agreement between Consultant and the Company and any other confidentiality, nondisparagement or other restrictive covenant entered into between Consultant and the Company or any of its affiliates.

(b)                                 The Company on the one hand, and Consultant, on the other, shall have the right to terminate the Engagement for any reason or for no reason prior to the Expiration Date, in accordance with Section 2.2 or 2.3, as applicable.

2.2                   Termination by the Company.

(a)                                 The Company may terminate the Engagement:

(i)                                     immediately in the event of any action by Consultant constituting Cause; or

(ii)                                  (A) with 30 days’ notice to Consultant at any time prior to December 21, 2015, or (B) immediately at any time on or after December 21, 2015, in each case, for any reason other than any action by Consultant constituting Cause.

(b)                                 In the event of a termination of the Engagement by the Company pursuant to Section 2.2(a), Consultant shall be entitled to all accrued Monthly Consulting Fees, subject to Section 1.3(a), and all approved and unpaid Expense Reimbursements, in each case, through the Termination Date, and to no other amounts.  Consultant’s obligation to repay the Signing Bonus in connection with such termination shall be determined in accordance with Section 1.3.

2.3                   Termination by Consultant. Consultant may terminate the Engagement prior to the Expiration Date upon written notice to the Company.  Consultant shall be entitled to all accrued Monthly Consulting Fees, subject to Section 1.3(a), and approved and unpaid Expense Reimbursements, in each case, through the Termination Date, and to no other amounts.  Consultant’s obligation to repay the Signing Bonus in connection with such termination shall be determined in accordance with Section 1.3.

2.4                   Expiration.  Unless earlier terminated as described above, the Engagement shall terminate automatically on the Expiration Date, in which case Consultant shall be entitled to all accrued Monthly Consulting Fees, subject to Section 1.3(a), and approved and unpaid Expense Reimbursements, in each case, through the Termination Date and to no other amounts.  Consultant’s obligation to repay the Signing Bonus in connection with such termination shall be determined in accordance with Section 1.3.

ARTICLE III
GENERAL PROVISIONS

3.1                   Governing Law.  This Agreement, the terms of Consultant’s Engagement, and any contest, dispute, controversy or claim arising hereunder or related hereto (collectively, “Disputes”), shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles that would require the application of the laws of another jurisdiction.

3.2                   Dispute Resolution.  All Disputes shall be resolved in accordance with the Arbitration of Disputes Agreement previously executed by Consultant.

3.3                   Notification.  Consultant shall notify the Company within 15 days of accepting any other employment, consulting, independent contractor or any other position pursuant to which Consultant provides services to a third party.

3.4                   Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the letter to Consultant from Andrew Giancamilli as CEO, dated June 19, 2015.  This Agreement does not supersede the Separation and Release Agreement dated June 26, 2015, the Arbitration of Disputes Agreement and the Fair Competition Agreement previously executed by Consultant, which remain in full force and effect notwithstanding Consultant’s status as an independent contractor of the Company.

3.5                   Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

3.6                   Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the U.S. mail, postage prepaid, or transmitted via facsimile or electronic mail addressed as follows:

If to the Company:

99 Cents Only Stores LLC

4000 Union Pacific Avenue
Commerce, CA 90023
Facsimile: (323) 307-9611
Attention: General Counsel

If to Consultant, at Consultant’s then-current home address on file with the Company.

3.7                   Assignment and Transfer.  Consultant’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

3.8                   Code Section 409A Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith; provided, that the Company does not guarantee to Consultant any particular tax treatment with respect to this Agreement and any payments hereunder.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Consultant by Code Section 409A or any damages for failing to comply with Code Section 409A.

For purposes of Code Section 409A, Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Consultant’s taxable year following the taxable year in which the expense was incurred.

3.9                   Interpretation.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Consultant.  As used herein:  (a) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (b) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (c) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (e) “or” is used in the inclusive sense of “and/or”; and (f) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

3.10            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

3.11            Each Party the Drafter.  Consultant understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Consultant’s choice.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

3.12            Amendment and Waiver.  This Agreement may be amended, waived or discharged only by a writing signed by Consultant and by a duly authorized representative of the Company.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized representative of the Company. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties execute this Agreement.

99 Cents Only Stores LLC

By:	/s/ Paul Dolby
Title:	Senior Vice President — Human Resources

Bradley Lukow

/s/ Bradley Lukow

EXHIBIT A

FORM OF RELEASE

ATTACHMENT I